Exhibit 10.1

NOTE MODIFICATION AGREEMENT

(Line of Credit)

Obligor and Obligation No. 9661527819-00008

This Note Modification Agreement (“Agreement”) is made this 30 day of March, 2020, between SUPERIOR GROUP OF COMPANIES, INC. (“Borrower”), and TRUIST BANK (“Bank”), formerly known as Branch Banking and Trust Company, a North Carolina banking corporation, and successor by merger to SunTrust Bank.

WHEREAS, Bank is the holder of a Promissory Note in the original principal amount of $35,000,000.00, given by Borrower to Bank, dated February 28, 2017, (as amended, modified, renewed or extended from time to time, the “Note”).

NOW, THEREFORE, Bank has agreed, in consideration of Borrower’s signature to this Agreement and mutual benefits accruing to both parties and for other good and valuable consideration, as follows:

1.

The interest payment(s) scheduled for April 1, 2020, May 1, 2020, and June 1, 2020, is (are) hereby deferred (“Deferral Period”). Payments will resume on July 1, 2020 at which time payment will resume according to the terms of the Note. Any accrued interest, payment of which has been deferred during the Deferral Period, shall be due and payable on the maturity date of the Note, unless earlier accelerated as described therein.

2.

Borrower may continue to request advances under the Note in accordance with the terms of the Note, subject to any limitations on availability as provided for under the Note or any other loan documents executed in connection therewith. Borrower shall pay any interest accrued during the Deferral Period on any such additional advances funded by Bank on the maturity date of the Note, unless earlier accelerated as described therein.

3.

The outstanding principal amount owing on the Note, together with all accrued and unpaid interest, including any accrued and unpaid interest deferred pursuant to this Agreement, and any other amounts owing thereunder, shall be due and payable on the maturity date, unless earlier accelerated by Bank following the occurrence and continuation of an event of default under the Note.

4.

To the extent Borrower has entered into one or more authorizations or agreements with Bank allowing Bank to debit one or more deposit accounts for payments under the Note, Borrower hereby consents to the temporary cessation of any such automatic transfer, effective from the date of this Agreement until payments are resumed in accordance with the provisions of paragraph 1 above.

5.	The terms of the Note shall be modified as set forth above without any discharge or release of the indebtedness evidenced thereby.

6.	All the terms, conditions, stipulations, prohibitions, rights and remedies contained in the Note not inconsistent herewith are hereby ratified and confirmed and remain in full force and effect.

7.	This Agreement shall be binding on and inure to the benefit of the parties hereto, their heirs, executors, administrators, personal representatives, successors, and assigns.

8.	The delivery by email or facsimile of an executed copy of this Agreement shall be deemed valid as if an original signature was delivered.

IN WITNESS WHEREOF, the Borrower has executed this Agreement under seal the day and year aforesaid.

BORROWER:

SUPERIOR GROUP OF COMPANIES, INC.

By:	/s/ Andrew D. Demott, Jr.
Andrew D. Demott, Jr.
Chief Operating Officer, Chief Financial Officer and Treasurer

Documentary Stamp tax in the amount of $2,450.00 was fully paid to the Florida Department of Revenue on the Note. No additional documentary Stamp tax is required to be paid in connection with this Agreement.